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Company Contact:

Jeff Unger, Investor Relations
(561) 514-0115

Andrew Bard, Weber Shandwick Worldwide
(212) 445-8368


Casual Male Retail Group Reports Fourth Quarter Total Sales Increase of 8.7% and Comparable Store Sales Increase of 7.9%


CANTON, MA, February 2, 2006 -- Casual Male Retail Group, Inc.
(NASDAQ/NMS: "CMRG"), retail brand operator of Casual Male Big and Tall, Casual Male XL and Rochester Big & Tall, today reported its sales results for the fourth quarter and fiscal year 2005.

Total sales for the 13 week period ended January 28, 2006 increased 8.7% to $128.4 million from $118.2 million for the prior year's 13 week period ended January 29, 2005. Comparable store sales for the fourth quarter of fiscal 2005 increased 7.9% when compared with the fourth quarter of fiscal 2004.

For the fiscal year end January 28, 2006, total sales increased 19.4% to $420.9 million from $352.4 million for the fiscal year end January 29, 2005. Comparable store sales for the fiscal year 2005 increased 4.6% when compared with the twelve months of the prior year.

CMRG's sales results for the prior fiscal periods exclude sales related to its divested Other Branded Apparel Businesses and include all Rochester Big & Tall sales as of the acquisition date of October 29, 2004. The comparable store sales performance includes prior year sales for Rochester Big & Tall for the similar reporting periods.

"The strong sales result for the fourth quarter was our ninth consecutive quarter of positive comp sales. The substantial improvement in our in-stock position through our new internal systems and an excellent offering of seasonal products, which sold without excessive promotional activity, highlighted the Company's results. This fall's seasonal inventories are approximately $12 million lower than year ago levels, which will result in less clearance markdowns during the first quarter of 2006. Lastly, our early spring merchandise assortments are performing very well in our southern area stores, which bodes well for the upcoming spring season," said David Levin, Chief Executive Officer and President of Casual Male.

On January 31, 2006, the Company announced that it had entered into a sale-leaseback transaction with Spirit Finance Corporation. The transaction, which involved the sale for $57 million and the immediate leaseback of the Company's headquarters and distribution center located in Canton, MA., closed and was funded on February 1, 2006.

The Company expects to release its fourth quarter fiscal and fiscal year end 2005 earnings on March 30, 2006 and will hold a conference call and web cast at http://www.casualmale.com/investor.

During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends. The Company's responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.

CMRG, the largest retailer of big and tall men's apparel with retail operations throughout the United States, Canada and London, England, operates 483 Casual Male Big & Tall and Casual Male XL stores, the Casual Male e-commerce site, Casual Male catalog business, 13 Casual Male at Sears-Canada stores, 24 Rochester Big & Tall stores and a direct to consumer business. The Company is headquartered in Canton, Massachusetts, and its common stock is listed on the NASDAQ National Market under the symbol "CMRG."

The discussion of forward-looking information requires management of the Company to make certain estimates and assumptions regarding the Company's strategic direction and the effect of such plans on the Company's financial results. The Company's actual results and the implementation of its plans and operations may differ materially from forward-looking statements made by the Company. The Company encourages readers of forward-looking information concerning the Company to refer to its prior filings with the Securities and Exchange Commission that set forth certain risks and uncertainties that may have an impact on future results and direction of the Company.

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